Exhibit 99.1

Investor Presentation August 2011

Forward-Looking Statements and Other Information This presentation contains forward-looking statements within the meaning of the federal securities laws, including statements regarding projected results and specifically forecasts of 2011 financial results. These forward-looking statements are based on management's judgment as of this date and include certain risks and uncertainties. Risks and uncertainties include, but are not limited to, Aimco's ability to maintain current or meet projected occupancy, rental rates and property operating results. Actual results may differ materially from those described in these forward-looking statements and, in addition, will be affected by a variety of risks and factors, some of which are beyond the control of Aimco, including, without limitation: financing risks, including the availability and cost of capital markets financing and the risk that our cash flows from operations may be insufficient to meet required payments of principal and interest; earnings may not be sufficient to maintain compliance with debt covenants; real estate risks, including fluctuations in real estate values and the general economic climate in the markets in which we operate and competition for residents in such markets; national and local economic conditions, including the pace of job growth and the level of unemployment; the terms of governmental regulations that affect Aimco and interpretations of those regulations; the competitive environment in which Aimco operates; the timing of acquisitions and dispositions; insurance risk, including the cost of insurance; natural disasters and severe weather such as hurricanes; litigation, including costs associated with prosecuting or defending claims and any adverse outcomes; energy costs; and possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of properties presently owned or previously owned by Aimco. In addition, our current and continuing qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code and depends on our ability to meet the various requirements imposed by the Internal Revenue Code, through actual operating results, distribution levels and diversity of stock ownership. Readers should carefully review Aimco's financial statements and notes thereto, as well as the risk factors described in Aimco's Annual Report on Form 10-K for the year ended December 31, 2010, and the other documents Aimco files from time to time with the Securities and Exchange Commission. These forward-looking statements reflect management's judgment as of this date, and Aimco assumes no obligation to revise or update them to reflect future events or circumstances. This presentation and these forward-looking statements include Aimco's analysis and conclusions based in part on third party data (including information on macro-economic indicators and market growth rates) and reflect management's judgment as of the date of these materials, which are subject to change based on macro- economic factors beyond Aimco's control. Aimco assumes no obligation to revise or update to reflect future events or circumstances. A change in cap rates, market growth rates, credit availability or other such items could affect the analysis and conclusions reached herein. In addition, this presentation includes certain non-GAAP measures, which Aimco defines and reconciles to GAAP in its supplemental schedules to its quarterly earnings releases - see in particular the Glossary to Aimco's 2Q 2011 earnings release. This presentation does not constitute an offer of securities for sale. Investor Presentation

Aimco Has a Simple Business Strategy Own and operate a broadly diversified portfolio of B/B+ quality apartment homes; Concentrate capital in the 20 largest markets in the United States; Continuously upgrade our portfolio by selling assets with lower projected returns and reinvesting those proceeds in real estate with higher projected returns; and Provide financial leverage to enhance returns while maintaining a safe balance sheet. Aimco Business Strategy

Initial Public Offering completed in 1994 with $315 million capitalization. Aimco doubled in size every 18 months from 1994 - 2002 through several corporate mergers and large portfolio acquisitions. Since 2002, Aimco has continued to improve the quality and geographic focus of its portfolio through the sale of more than 800 properties with approximately 170,000 units. Today, Aimco is among the largest owners and operators of multifamily communities in the United States. Aimco Overview Aimco Overview As of June 30, 2011, Aimco also managed for a fee a total of 187 properties with 13,921 units. Over time, Aimco intends to discontinue its role as manager of these assets. Aimco is one of 14 REITs included in the S&P 500.

Market-rate rents B/B+ asset quality Concentrated in 20 markets Significant redevelopment opportunities Aimco Portfolio Conventional Portfolio Conventional Portfolio Manhattan Boston Philadelphia Suburban NY / NJ Washington- NoVa-MD Orange County Los Angeles Denver Phoenix Chicago Dallas / Ft Worth Houston Miami Atlanta San Jose Seattle East Bay San Francisco San Diego Jacksonville Orlando Tampa * Size of marker on map represents contribution to Aimco's target market NOI.

Asset Quality in Aimco's Markets Aimco defines quality by comparing rents to local market averages A-quality: rents greater than 125% of market average B-quality: rents 90% - 125% of market average C-quality: rents less than 90% of the market average Rent versus local market average represents Aimco Conventional property rents in each market compared to market rents reported by REIS. Data as of 1Q 2011. Peer company rents as a % of market has been computed by Aimco based on 1) local average market rents as reported by REIS as of 1Q 2011 and 2) 1Q 2011 average rents by market as reported by peer companies, which Aimco has weighted by revenue in each of Aimco's Target Markets as reported by peer companies. companies, which Aimco has weighted by revenue in each of Aimco's Target Markets as reported by peer companies. companies, which Aimco has weighted by revenue in each of Aimco's Target Markets as reported by peer companies. companies, which Aimco has weighted by revenue in each of Aimco's Target Markets as reported by peer companies. Target B/B+ Expect capital recycling in these markets

Disciplined Portfolio Management Conventional portfolio transformation Conventional portfolio transformation Excludes casualties and property management expenses. NOI less assumed capital replacement expenditures of $850 per unit. $8.6 billion of sales of lower-rated assets from 2004 through June 2011 have improved overall portfolio quality. Average rents ? 44% NOI margin ? 12% Free Cash Flow margin ? 23%

Rents generally paid, in whole or in part, by a government agency. Rates adjust annually, brought to market approximately every five years. Higher occupancy and lower turnover than Conventional Portfolio. Financing costs compare favorably to Conventional Portfolio. Aimco Portfolio Affordable Portfolio Affordable Portfolio Operating expenses are generally consistent with similarly appointed Conventional properties, marketing costs are lower due to existing wait-lists on Affordable properties. Small capital allocation to Affordable properties offsets volatility in our Conventional Portfolio, with similar revenue growth over time.

Investment Strategy Method of Funding New Investments Critical to Decision-Making Investment Options Sell Real Estate/Issue Equity Increase Ownership in Existing Assets: portfolio average FCF IRR (G&A savings accretive to FFO) Reduce Leverage: 6% to 8% levered IRR Acquire Real Estate: Generally 7% to 8% FCF IRR Redevelop Existing Assets: 7.5% to 9.5% FCF IRR Generate capital through sale of weaker assets, non-recourse property debt and/or share issuance to fund new investments. Avoid dilution of current shareholders by funding equity portion of new investments with sale of assets and/or issuance of shares when transaction is neutral or accretive to overall unlevered Free Cash Flow IRR (FCF IRR). As of December 31, 2010, the FCF IRR of Aimco's portfolio was approximately 8.25%.

Customer Service: Provide our residents with consistent service in clean, safe and attractive communities. Resident Selection & Retention: Attract and retain credit-worthy residents who are good neighbors. Revenue Management: Centralized revenue management system leverages people, processes and technology. Controlling Expenses: Local focus, take advantage of economies of scale and electronic procurement. Ancillary Services: Provide additional services and thereby increase occupancy and rents, while also generating incremental revenue. Maintaining & Improving Property Quality: Property physical condition and amenities are important factors in maintaining and increasing rental rates. Operating Platform Property Operations Focus

* Average of AvalonBay, Camden, Equity Residential, Essex, Home Properties and UDR results as reported individually by SNL Financial. Reliable Operating Results Operating performance exceeds peer average year-to-date and over the last one, three and five years. Apartment markets are recovering and multifamily fundamentals are favorable.

Accelerating Rental Rate Growth Aimco's focus is NOI growth, which takes into consideration the balance between rate, occupancy levels and turnover costs. Turnover remains at approximately 33%.

60% to 70% of people aged 20 to 34 opt for rental housing.* This age cohort is projected to increase by 2.5 million people in the next three years, and 3.5 million over the next five years. * Source: Green Street Advisors Historically, people aged 60 and over have had a propensity to rent of approximately 18%.* Should propensity to rent in this age cohort remain at historical levels, the aging population alone could create additional demand for rental housing. Source: Moody's Economy.com Source: Moody's Economy.com Apartment Demand is Strong

Economist Tom Lawler study results as posted on his blog, CalculatedRisk.com, and quoted in several prominent news publications. Source: BLS Current Population Survey, July 8, 2011. Represents year-over-year change in the civilian labor force, as defined by the BLS and used in the computation of BLS's unemployment rate. Chart does not refer to nonfarm payroll data. Economists expect several years to pass before jobs lost during the recession are recovered. As younger people secure jobs, the 32 million people aged 25 to 34 that live with their parents(1) will be looking for housing, with a high propensity to rent. Jobs are Returning People With the Highest Propensity to Rent are Getting Jobs

Source: U.S. Census Bureau, Housing and Household Economic Statistics Division Long-term average 2Q 2011 homeownership rate is lowest since 1Q 1998. Every 1% decline in the homeownership rate translates into more than 1 million rental households. New supply remains limited in the short term. By 2013-2014, completions should return to levels consistent with the last 20 years.* Source: U.S. Census Bureau, Housing and Household Economic Statistics Division * Source: Green Street Advisors, Residential Sector Update, 5/20/2011. Apartment Supply is Limited

Positioned for Recovery

Strong Fundamentals Support Revenue Growth

- Third party data providers project comparable revenue growth across the apartment REITs.

Revenue Growth Projected by Third Party Data Providers*

	2012	2013	2014	2015	Cumulative	3-Year CAGR	4-Year CAGR
AVB	5.6%	4.3%	3.9%	3.8%	18.8%	4.6%	4.4%
EQR	5.5%	4.2%	4.0%	3.8%	18.6%	4.6%	4.4%
ESS	5.2%	4.0%	4.2%	4.1%	18.8%	4.5%	4.4%
CPT	5.4%	4.3%	3.9%	3.6%	18.3%	4.5%	4.3%
UDR	5.2%	4.1%	3.8%	3.6%	17.7%	4.3%	4.2%
Aimco	**5.0%**	**4.0%**	**3.8%**	**3.6%**	**17.5%**	**4.3%**	**4.1%**
HME	4.8%	4.0%	3.8%	3.5%	17.0%	4.2%	4.0%

- Aimco's increasing portfolio quality and property management strength support future revenue growth consistent with peers.

- The financial leverage of Aimco's low risk non-recourse property debt and preferred stocks magnifies growth compared to peers.

* Represents average revenue growth computed by Aimco based on 1) the average of revenue growth projections published by REIS, PPR and AXIOMetrics as of 1Q 2011, and 2) peer market allocation, weighted based on revenues, as reported in 1Q 2011 company reports. Aimco does not endorse or affirm the projected revenue growth published by third parties set forth on this page. These third party projections are provided for informational purposes only, do not represent Aimco's projections for, or estimates of, revenue growth, and are not guarantees of performance.

16

Leverage Strategy Leverage Strategy * For purposes of this analysis, peer group is comprised of AvalonBay, BRE, Camden, Colonial Properties, Equity Residential, Essex, Home Properties, Mid-America Apartments, Post Properties and UDR, companies that report weighted-average maturity. Source: SNL Financial, company reports. Magnify Returns with Low-Risk Leverage

Aimco Value Proposition Apartment demand, driven by favorable, predictable demographics, is strong. Apartment supply is limited and will return slowly as developers restart programs after several years on the sidelines. Favorable demand and supply fundamentals lead to rent growth. Aimco's portfolio and history of operating success provide opportunity for growth similar to other apartment REITs. Aimco's safe leverage will magnify these positive results. Aimco's shares are priced at a discount to its apartment REIT peers.

Earnings and Dividend Aimco's opportunity for dividend increases is greater than peers due to higher AFFO growth rate and current low payout ratio. Data source: Green Street Advisors, Real Estate Securities Monthly, August 1, 2011. Excludes impact of $0.15 of charges in 2011 associated with Freddie Mac refinancing and securitization announced by Aimco on May 20, 2011. Green Street Advisors projects Aimco's three year FFO growth to be above average, and AFFO growth to be twice the peer average(1). Aimco Growth Opportunity Greater than Peers Aimco Growth Opportunity Greater than Peers

By all measures, Aimco is a stronger company today. However, when compared to peers and to historical valuations, Aimco shares trade at a greater discount than they did during 2005. Measure (1) 2005 YTD2Q 2011 % Change Average rents $811 $1,070 +32% NOI margin 55% 62% +12% Free cash flow margin 47% 56% +20% Non-recurring revenue as % of total revenue 2.4% 0.2% -90% Recourse debt $617M None (2) -100% G&A as a % of property revenues 5.8% 4.3% -25% Discount to peer median EV / Revenue (3) -23% -30% -30% Discount to peer median Price / Consensus NAV (3) -5% -14% -180% Aimco's Shares are Priced at a Discount Operating metrics for Aimco's Conventional portfolio. Aimco's only recourse debt as of June 30, 2011 relates to a $21M balance on its revolving line of credit, which is used for short-term working capital needs. For purposes of this analysis, peer group is comprised of AvalonBay, BRE, Camden, Colonial Properties, Equity Residential, Essex, Home Properties, Mid-America Apartments, Post Properties and UDR. Data Source: KeyBanc Capital Markets.

Data Sources: Company reports; SNL Financial Operating statistics for Aimco's conventional portfolio. Peer group comprised of AvalonBay, BRE, Camden, EQR, Home Properties, Mid-America Apartments, Post Properties and UDR. Colonial Properties has been excluded due to non-comparability of multi-family portfolio between periods. Essex has been excluded because the data for Same Store NOI for the full year 2005 is not available. Data Source: KeyBanc Capital Markets Aimco's Shares are Priced at a Discount % Change 2005 - YTD 2Q 2011 % Change 2005 - YTD 2Q 2011 Measure (1) Aimco Peer Median (2) Average rents +32% +21% NOI margin +12% -1% G&A as a % of property revenues -25% -3%